EXHIBIT 99.1

PENSKE TRUCK LEASING CO., L.P.

INDEPENDENT AUDITORS’ REPORT AND

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

AND FOR THE YEARS ENDED

DECEMBER 31, 2019, 2018, AND 2017

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2019 and 2018 and for the Years Ended

December 31, 2019, 2018, and 2017

INDEPENDENT AUDITORS’ REPORT

To the Partners and Audit Committee of Penske Truck Leasing Co., L.P.

We have audited the accompanying consolidated financial statements of Penske Truck Leasing Co., L.P. and its subsidiaries (the “Partnership”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of earnings and comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Partnership’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Detroit, Michigan
February 21, 2020

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$44	$57
Restricted cash	54	52
Receivables, net	943	954
Inventories	122	121
Prepaid expenses and other current assets	142	126
Total current assets	1,305	1,310

Revenue earning vehicles, net	11,904	10,594

Other non-current assets:
Facilities and equipment, net	1,375	1,273
Intangibles, net	58	17
Goodwill	1,107	1,149
Equity method investments	13	17
Restricted cash, non-current	28	38
Other assets	169	171
Total other non-current assets	2,750	2,665
Total assets	$15,959	$14,569
Liabilities and Partners’ Capital
Current liabilities:
Short-term debt and current portion of long-term debt	$157	$824
Accounts payable	416	445
Accrued interest	140	105
Accrued expenses and other current liabilities	422	378
Total current liabilities	1,135	1,752

Long-term debt	11,348	9,592

Other non-current liabilities:
Deferred income taxes	71	66
Other liabilities	232	283
Total other non-current liabilities	303	349

Commitments and contingent liabilities

Partners’ capital:
General partner’s capital	427	406
Limited partners’ capital	2,943	2,721
Accumulated other comprehensive loss	(197)	(251)
Total partners’ capital	3,173	2,876
Total liabilities and partners’ capital	$15,959	$14,569

The accompanying notes are an integral part of these Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED STATEMENTS OF EARNINGS

AND COMPREHENSIVE INCOME

(Dollars in Millions)

	Years Ended December 31,
	2019	2018	2017
Lease and rental revenues	$5,189	$4,811	$4,261
Services revenue	3,274	3,014	2,356
Fuel services revenue	538	576	486
Total revenues	9,001	8,401	7,103

Cost of lease and rental	3,617	3,345	2,959
Cost of services	2,820	2,608	1,996
Cost of fuel services	490	530	444
Other operating expenses	169	156	138
Selling, general and administrative expenses	1,102	1,021	920
Losses (gains) on sale of revenue earning vehicles	(109)	(73)	(81)
Interest expense	414	354	304
Total expenses	8,503	7,941	6,680

Earnings Before Income Taxes and Net Equity (Earnings) Losses of Unconsolidated Entities	498	460	423

Income tax expense	13	13	14
Net equity (earnings) losses of unconsolidated entities	(7)	(1)	3
Net Earnings	$492	$448	$406

Other comprehensive income (loss):
Foreign currency translation adjustments	9	(21)	22
Change in defined benefit plans	45	(27)	18
Total other comprehensive income (loss)	54	(48)	40
Comprehensive Income	$546	$400	$446

The accompanying notes are an integral part of these Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(Dollars in Millions)

			Accumulated
			Other	Total
	General	Limited	Comprehensive	Partners’
	Partner	Partners	Loss	Capital
Balance as of January 1, 2017	$444	$2,223	$(241)	$2,426
Net earnings	44	362	-	406
Other comprehensive income	-	-	40	40
Change related to common control entity acquisition	3	18	-	21
Distributions	(21)	(177)	-	(198)
Balance as of December 31, 2017	470	2,426	(201)	2,695
Net earnings	40	408	-	448
Other comprehensive loss	-	-	(48)	(48)
Cumulative-effect adjustment, adoption of ASU 2016‑01	-	2	(2)	-
Change in partner’s interest	(84)	84	-	-
Distributions	(20)	(199)	-	(219)
Balance as of December 31, 2018	406	2,721	(251)	2,876
Net earnings	43	449	-	492
Other comprehensive income	-	-	54	54
Distributions	(22)	(227)	-	(249)
Balance as of December 31, 2019	$427	$2,943	$(197)	$3,173

The accompanying notes are an integral part of these Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Years Ended December 31,
	2019	2018	2017
Cash Flows from Operating Activities:
Net earnings	$492	$448	$406
Depreciation of revenue earning vehicles	2,066	1,859	1,651
Depreciation of facilities and equipment	124	112	95
Amortization	47	37	33
Employee benefit plan (contributions) expense, net	(10)	(51)	28
Net gain on sales of revenue earning vehicles, facilities, and equipment	(109)	(74)	(81)
Deferred income taxes	1	5	7
Changes in operating assets and liabilities:
Receivables, net	31	(90)	(136)
Inventories and prepaid expenses	(16)	(16)	(12)
Other assets	(14)	(23)	(40)
Accounts payable	(27)	27	69
Accrued expenses and other liabilities	74	82	33
Net cash provided by operating activities	2,659	2,316	2,053

Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	-	(334)	(97)
Purchases of revenue earning vehicles	(3,931)	(3,592)	(2,909)
Sales of revenue earning vehicles	660	649	495
Purchases of facilities and equipment	(235)	(274)	(213)
Sales of facilities and equipment	14	14	7
Sales of equity method investments	14	-	-
Other	(2)	(3)	(15)
Net cash used in investing activities	(3,480)	(3,540)	(2,732)

Cash Flows from Financing Activities:
Proceeds from the issuances of senior unsecured notes, net	2,496	1,646	1,396
Repayments of senior unsecured notes	(500)	(1,000)	(1,173)
Borrowings on revolving credit facilities, ABS Notes, and other	5,804	6,159	4,628
Repayments on revolving credit facilities, ABS Notes, and other	(6,731)	(5,315)	(3,884)
Repayment of debt acquired	-	-	(11)
Common control entity acquisition, net of cash acquired	-	-	(48)
Debt issuance costs	(21)	(19)	(13)
Distributions to partners	(249)	(219)	(198)
Net cash provided by financing activities	799	1,252	697
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	1	(3)	2
Net (Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(21)	25	20
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	147	122	102
Cash, Cash Equivalents, and Restricted Cash at End of Period	$126	$147	$122

The accompanying notes are an integral part of these Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  ORGANIZATION

Penske Truck Leasing Co., L.P. (the “Partnership”) is a Delaware limited partnership formed in 1988. The Partnership offers full-service leasing and rental of trucks, tractors, and trailers. Additionally, the Partnership provides contract maintenance services, along with logistics services such as dedicated contract carriage (“DCC”), distribution center management (“DCM”), transportation management (“TM”), freight brokerage, lead logistics provider (“LLP”),  vehicle management services, and dry van truckload carrier services. Effective September 1, 2019, Penske Transportation Solutions has become the universal brand name for the Partnership’s various businesses, which articulates the breadth of its capabilities.

Prior to September 2017, GE Capital US Holdings, Inc. (“GE”), a limited partner, held a 15.5% interest in the Partnership.  In September 2017, GE sold its entire ownership position including a 10% interest to a subsidiary of Mitsui & Co., Ltd. (“Mitsui”) and a 5.5% interest to Penske Automotive Group, Inc. (“PAG”).

PTL GP, LLC, an indirectly owned and controlled subsidiary of Penske Corporation (“Penske”), is the sole general partner of the Partnership. In March 2018, PAG redeemed and exchanged its indirect interest in PTL GP, LLC for an equivalent direct limited partnership interest in the Partnership. After this transaction, PTL GP, LLC continues to retain control of 100% of the general partnership interest.

As of December 31, 2019 and 2018, Penske, directly or indirectly, owns and/or controls 70.0% of the Partnership, including 41.08% ownership by Penske Truck Leasing Corporation and 28.92% ownership by PAG. The remaining 30.0% ownership is held by Mitsui.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The Consolidated Financial Statements of the Partnership include the accounts of the Partnership and entities in which the Partnership has a controlling voting interest, as well as the accounts of a variable interest entity, as described in Note 8, where the Partnership was determined to be the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

Reclassification - Certain prior year amounts have been reclassified to conform to the current presentation.

Use of Estimates - The preparation of Consolidated Financial Statements in conformity with United States (“U.S.”) generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates as these amounts are based on management’s best estimates and judgments, and are adjusted as more information becomes available. A change in accounting estimate is accounted for in the period of change if the change affects that period only or in the period of change and future periods if the change affects both periods.

Revenue Recognition - Revenue is categorized on the Consolidated Statements of Earnings and Comprehensive Income as “Lease and rental revenues,” “Services revenue,” and “Fuel services revenue.” Revenue is recognized net of taxes collected from customers and remitted to government authorities, such as sales taxes. Customers are billed monthly. Contract terms require payment within 30 days.

Lease and rental revenues

Lease and rental revenues are earned through the Partnership’s full-service leasing, commercial rental, and consumer rental offerings, and are generally accounted for in accordance with Leases (Topic 840).

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Full-service leasing - Full-service leases are sold as integrated contracts consisting of a lease and related executory costs including maintenance, taxes, and other support services. Revenue from full-service lease arrangements is recognized based on the classification of the arrangement (generally as an operating lease). Full-service lease arrangements provide for fixed and variable charges. Fixed charges are recognized as revenue on a straight-line basis over the term of the arrangement. Variable charges are based on miles driven, time used, and/or periodic adjustments to charges based upon changes in the Consumer Price Index (“CPI”). Variable charges represent contingent rent, which is recognized as revenue when changes in contingent factors or events occur.

Commercial and consumer rental - Rental arrangements provide customers with vehicles on a short-term, as-needed basis. Rental agreements provide for fixed charges based on the length of the arrangement, and are recognized as revenue on a straight-line basis. They may also include variable charges based on miles driven and/or time used. Variable charges represent contingent rent, which is recognized as revenue when changes in contingent factors or events occur.

The Partnership also provides maintenance services that are not included in customers’ lease or rental rates. These revenues, $380 million for the year ended December 31, 2019, were accounted for in accordance with Revenue from Contracts with Customers (Topic 606). These services represent additional contracts comprised of single performance obligations satisfied over time. The Partnership recognizes revenue for these services as they are completed.

Services revenue

Services revenue is earned through the Partnership’s logistics services and contract maintenance offerings and is accounted for in accordance with Revenue from Contracts with Customers (Topic 606).

Logistics services - The Partnership offers a variety of logistics services. DCC combines trained drivers, vehicles, and management services to provide transportation of customer freight under a single, unified arrangement. DCM provides services relating to the management of customer warehousing and distribution facilities. TM coordinates the movement of customer freight using third-party carriers. LLP services manage customer supply chains to optimize overall logistics networks. Dry van truckload carrier services provide point-to-point customer freight movement through a regional network.

The Partnership considers DCC, DCM, and LLP services to be integrated transportation or supply chain solutions representing single performance obligations. Due to the distinct nature of the services provided in TM arrangements, the Partnership concludes they contain multiple performance obligations. In sourcing third-party carriers under a TM arrangement, the customer may contract directly with a carrier. In this situation, the Partnership acts as an agent and revenue is recognized net of payments to carriers. For contracts with multiple performance obligations, the Partnership allocates the transaction price using an “expected cost plus a margin” approach. All performance obligations contained in DCC, DCM, LLP, and TM contracts are satisfied over time as a series of distinct services. Dry van truckload carrier transactions are accounted for as individual contracts comprised of single performance obligations satisfied over time. Logistics arrangements provide for fixed and/or variable charges. Variable charges may include costs incurred, miles driven, volume of product handled, and other metrics. Revenue is recognized as services are rendered. The Partnership does not disclose information about remaining performance obligations because the revenue recognized corresponds to the amount invoiced.

Contract maintenance - The Partnership provides contract maintenance services to customers with vehicles that are not owned by the Partnership. Under such arrangements, the Partnership maintains the vehicles in a manner that significantly integrates preventive maintenance, necessary repairs, and other support services. Therefore, these services represent single performance obligations, which are satisfied over time. Contract maintenance arrangements are accounted for as one-year contracts, as they can be cancelled by either party without penalty at each anniversary date. Contract maintenance arrangements provide for fixed and variable charges. The variable charges are based on miles driven, time used, labor applied, and/or parts used. Additionally, contract maintenance

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

arrangements provide for periodic adjustments to charges based upon changes in the CPI. Revenue from contract maintenance arrangements is recognized as services are rendered. The Partnership does not disclose information about remaining performance obligations that have an enforceable contract term of one year or less.

The Partnership also provides maintenance services that are not included in customers’ contract maintenance rates. These services represent additional contracts comprised of single performance obligations satisfied over time. The Partnership recognizes revenue for these services as they are completed.

Fuel services revenue

Substantially all of the Partnership’s leasing and rental facilities provide fuel to customers. The sale of fuel is accounted for in accordance with Revenue from Contracts with Customers (Topic 606). Fuel revenue is recognized at established prices when fuel is provided to customers.

Costs to Obtain and Fulfill a Contract

The Partnership capitalizes sales commissions as incremental costs of obtaining service contracts when the amounts are expected to be recoverable. The Partnership capitalizes fulfillment costs if such costs can be specifically identified and relate directly to the contract, generate or enhance resources that will be used to satisfy the performance obligations, and are expected to be recovered from the customer. Obtainment and fulfillment costs are amortized on a straight-line basis over the expected term of the contract, including anticipated renewals.

Initial Direct Costs - The Partnership capitalizes certain costs incurred related to lease contract origination. These initial direct costs are amortized over the term of the related contract.

Cash and Cash Equivalents - Cash equivalents consist of highly liquid instruments with maturities at the time of acquisition of three months or less. Cash equivalents are stated at cost, which approximates fair value.

Restricted Cash - Restricted cash classified on the Consolidated Balance Sheets as current primarily represents cash held as collateral to service asset-backed securitization notes (“ABS Notes”). Restricted cash classified on the Consolidated Balance Sheets as non-current provides additional collateral for the ABS Notes. The amount required as additional collateral is based on the securitized value of the underlying assets. See Note 11 for additional information related to the ABS Notes.

Receivables and Allowance for Doubtful Accounts - Receivables on the Consolidated Balance Sheets are net of an allowance for doubtful accounts. The determination of the allowance for doubtful accounts requires significant judgment reflecting management’s estimate of probable inherent losses. Such estimates are based on historical experience of amounts written-off, collection trends and aging analysis.  Specific events such as bankruptcies or where the Partnership has engaged a third-party collections agency or attorney to collect a receivable are also considered when applicable.  Due to their short-term nature, the net carrying amount of receivables approximates fair value.

The changes in the allowance for doubtful accounts were as follows (in millions):

	Balance at
	Beginning	Recorded to		Balance at
Description	of Period	Earnings	Deductions	End of Period
2019	$23	$53	$(49)	$27
2018	18	42	(37)	23
2017	16	32	(30)	18

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Inventories - Inventories consist primarily of fuel, tires and parts and accessories and are valued at the lower of cost or net realizable value. Cost is primarily determined using the "first-in, first-out” method.

Equity Method Investments - Investments in entities for which the Partnership does not have control, but has the ability to exercise significant influence over operating and financial policies, are accounted for under the equity method. The excess of the cost of those investments over the Partnership’s share of their net assets at the acquisition date is recognized as equity method goodwill which is not amortized. The Partnership records its interest in the comprehensive income or loss of its equity method investments according to the Partnership’s percentage of ownership in the investment. The Partnership would impair an equity method investment if there is a loss in value that is deemed other than temporary.

Revenue Earning Vehicles, net - Revenue earning vehicles are carried at historical cost less accumulated depreciation. Vehicles acquired in connection with a business combination are initially recorded at fair value, which then becomes historical cost. All costs associated with the initial cost of a vehicle are capitalized, including the cost of tires, interest costs associated with the capitalization period, and other costs necessary to ready the vehicle for its intended use. Certain additional costs may be capitalized to the vehicle after in-servicing if the costs increase the value of the asset or extend its useful life.

Depreciation expense is computed using a straight-line method that is based on the vehicle’s cost less its estimated residual value. Depreciation expense is recognized over the estimated useful life of each vehicle (3 to 12 years) or the term of the respective lease, whichever is shorter. Depreciation expense related to revenue earning vehicles is primarily recorded in “Cost of lease and rental” on the Consolidated Statements of Earnings and Comprehensive Income. Management periodically reviews and adjusts, as appropriate, the residual values and useful lives of revenue earning vehicles. Management’s review of the residual values is established with a long-term view considering historical market price changes, current and expected future market price trends, expected lives of vehicles, and the extent of alternative uses.

Facilities and Equipment, net - Facilities and equipment are carried at historical cost less accumulated depreciation. Facilities and equipment acquired in connection with a business combination are initially recorded at fair value, which then becomes historical cost.

Depreciation expense is computed using a straight-line method that is based on the estimated useful life of the respective asset, which is 15 to 40 years for buildings and improvements, 2 to 10 years for computers and equipment, and the term of the applicable lease or the asset’s life, whichever is shorter, for leasehold improvements. Depreciation expense related to facilities and equipment is recorded in various line items on the Consolidated Statements of Earnings and Comprehensive Income, depending on the nature, type, and use of the related asset. Management periodically reviews and adjusts, as appropriate, the estimated useful lives of facilities and equipment.

Goodwill and Other Intangible Assets - Goodwill from a business combination represents the excess of the purchase price paid over the fair value of the identifiable assets acquired and liabilities assumed.

Other intangible assets are initially recorded at their fair value. Intangible assets that have finite useful lives are amortized over the period in which the economic benefits of the intangible assets are expected to be realized. When determining the useful life of an intangible asset, the Partnership considers factors that include the expected use of the asset; the expected useful life of other assets to which the useful life of the intangible may relate; the Partnership’s own historical experience that supports assumptions of future events or conditions; legal, regulatory, or contractual provisions that may limit the useful life of the intangible asset; and the effects of demand, competition, and other economic factors.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment - The Partnership evaluates the carrying value of its long-lived assets that are held and used and subject to depreciation or amortization for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.

Indefinite lived intangible assets are evaluated for impairment annually and between annual evaluations if events or circumstances indicate that their carrying value may not be recoverable.

The Partnership assesses goodwill for impairment at the reporting unit level on an annual basis, during the fourth quarter, and between annual assessments if events occur or circumstances change that require a more frequent assessment. The Partnership has determined that it has two reporting units. When assessing goodwill for impairment, the Partnership can elect to perform a qualitative analysis (“step zero”) to determine whether the fair value of a reporting unit is greater than its carrying value. In conducting a step zero analysis, the Partnership considers relevant events and circumstances that affect the fair value or carrying amount of a reporting unit. Such events and circumstances can include macroeconomic conditions, industry and market considerations, overall financial performance, entity and reporting unit specific events, and capital markets pricing. If management concludes that further testing is required, the Partnership performs a quantitative valuation to estimate the fair value of its reporting units.

The Partnership performed a step zero qualitative analysis as part of its 2019 and 2018 annual impairment tests for both reporting units. Based on the step zero analysis, the Partnership determined that the fair value of each reporting unit was greater than its carrying value. Therefore, the Partnership determined that the quantitative tests were not required for either reporting unit. The Partnership did not recognize goodwill impairment losses during the years ended December 31, 2019, 2018, or 2017.

Defined Benefit Pension Plans - The Partnership sponsors defined benefit pension plans. The funded status of the Partnership’s defined benefit pension plans, measured as the difference between the fair value of plan assets and the benefit obligation at December 31, are recognized in the Consolidated Balance Sheets. The Partnership’s defined benefit pension costs, obligations and assets are dependent on management’s assumptions as used by actuaries in calculating such amounts. These assumptions may include, as appropriate, discount rates, changes in compensation, long-term return on plan assets, retirement rates, mortality rates, and other factors. Actual results that differ from management’s assumptions are accumulated and amortized over future periods and, therefore, affect the Partnership’s recognized expense in future periods. While management believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions would affect the Partnership’s defined benefit costs, assets, and obligations.

Debt Discounts and Issuance Costs - Unamortized debt discounts and issuance costs, associated with all types of financing, are included in “Long-term debt” and “Short-term debt and current portion of long-term debt” on the Consolidated Balance Sheets. Debt discounts and issuance costs are amortized over the term of the related debt issuance.

Income Taxes - The Partnership is not considered a taxable entity for federal and state income tax purposes, except for the state of Texas. Taxable income or losses, credits and certain other items are reported by the partners on their respective tax returns in accordance with the partnership agreement. The Partnership is considered a taxable entity for certain local jurisdictions and accordingly, the Partnership has provided for applicable local taxes.

The Tax Cuts and Jobs Act (“Tax Act”) was enacted on December 22, 2017 and lowers the U.S. corporate income tax rates as of January 1, 2018, implements a territorial tax system and imposes a one-time tax on deemed repatriated earnings of foreign subsidiaries among other changes. Because the Partnership is not considered a taxable entity for federal and state purposes, the impact of the Tax Act on taxable income or losses, credits and

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

certain other items will be reported by the partners on their respective tax returns. The impact of the Tax Act, where the Partnership is considered a taxable entity, is not material to the Consolidated Financial Statements.

Certain subsidiaries of the Partnership, including foreign subsidiaries, are considered taxable entities, and accordingly provide for applicable income taxes. These subsidiaries account for certain income and expense items differently for financial reporting than for income tax purposes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities, applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

For tax years beginning on or after January 1, 2018, the Partnership is subject to partnership audit rules enacted as part of the Bipartisan Budget Act of 2015 (“Centralized Partnership Audit Regime”). Under the Centralized Partnership Audit Regime, any IRS audit of the Partnership would be conducted at the Partnership level. If the IRS determines that an adjustment is required, the Partnership will elect to “push-out” the adjustment, in which case the partners for the year that is under audit would be required to take into account the adjustments on their own respective tax returns.

The Partnership records valuation allowances to reduce deferred tax assets to the amounts that are more likely than not to be realized. The Partnership considers the reversal of temporary differences and future taxable income in initially recording and subsequently reevaluating the need for valuation allowances.

The changes in valuation allowances were as follows (in millions):

	Balance at
	Beginning	Recorded to		Balance at
Description	of Period	Earnings	Deductions	End of Period
2019	$8	$-	$(3)	$5
2018	12	(1)	(3)	8
2017	13	-	(1)	12

Certain subsidiaries are not considered taxable entities for federal income tax purposes. Taxable income or losses, credits and certain other items are reported by the owners of the entities on their respective tax returns in accordance with the entity’s governing documents. As a result, no federal income tax provisions have been made for these entities. Certain state and local tax jurisdictions consider these entities to be taxable, and, accordingly, these entities have provided for any applicable state and local income taxes.

Foreign Currency Translation - The Partnership’s  significant foreign affiliates are located in Europe, Canada, Mexico, and Brazil. These affiliates use local currency as their functional currency. Assets and liabilities of foreign affiliates are translated at the exchange rates in effect at the balance sheet dates, and related translation adjustments are reported as other comprehensive income or loss. Revenue and expenses are translated at the average exchange rates during the period. Gains and losses from foreign currency transactions are included in net earnings.

Fair Value Measurements - Accounting standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under this framework are described below:

Level 1     Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Partnership has the ability to access at the measurement date.

Level 2      Inputs to the valuation methodology include:

•	Quoted prices for similar assets or liabilities in active markets;
•	Quoted prices for identical or similar assets or liabilities in inactive markets;
•	Inputs other than quoted prices that are observable for the asset or liability;
•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3     Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Assessing the significance of a particular input requires judgment that considers facts specific to the asset or liability. The assessment of significance of a particular input may affect how the assets and liabilities are classified within the fair value hierarchy.

Allocation of Net Earnings - Net earnings are determined with respect to each taxable year of the Partnership as of the end thereof, and are allocated to the partners in accordance with the partnership agreement.

Concentration of Credit Risk - The Partnership places its cash and cash equivalents with certain high credit quality financial institutions. At times such amounts may be in excess of the Federal Deposit Insurance Corporation insurance limit. Concentration of credit risk with respect to trade receivables is limited due to the large number of geographically and commercially diverse customers that make up the Partnership’s customer base. The Partnership performs credit evaluations of its commercial customers and controls credit risk through credit approvals and monitoring procedures.

Variable Interest Entities - A variable interest entity (“VIE”) is an entity that either (i) has insufficient equity to permit the entity to finance its activities without additional subordinated financial support or (ii) has equity investors who lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary.

The Partnership is deemed to be the primary beneficiary if the Partnership has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Partnership determines whether an entity is a VIE and whether it is the primary beneficiary at the date of initial involvement with the entity. The Partnership reassesses whether it is the primary beneficiary of a VIE upon certain events that affect the VIE’s equity investment at risk and upon certain changes in the VIE’s activities. The purpose and activities of the VIE are considered in determining whether the Partnership is the primary beneficiary, including the variability and related risks the VIE incurs and transfers to related parties. If the Partnership determines that it is the primary beneficiary of the VIE, the VIE is consolidated within the Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements Pending Adoption

Compensation – Retirement Benefits – Defined Benefit Plans – General (Subtopic 715‑20): Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans, Accounting Standards Update (“ASU”) 2018‑14

In August 2018, the Financial Accounting Standards Board (“FASB”) issued guidance that modifies certain disclosure requirements associated with employers that sponsor defined benefit or other postretirement plans. For public business entities (“PBEs”), such as the Partnership, the guidance is effective for fiscal years ending after December 15, 2020. Early adoption is permitted. The guidance should be applied on a retrospective basis to all periods presented. The Partnership is currently evaluating the impact of this guidance on the Consolidated Financial Statements.

Leases (Topic 842), ASU 2016‑02

In February 2016, the FASB issued guidance on accounting for leases. The core principal of the guidance, together with related, subsequently issued guidance, requires lessees to recognize most leases on their balance sheets as lease liabilities with a corresponding right-of-use asset. Lessees will classify leases as either finance or operating leases. The classification will determine if lease expense is recognized using an effective interest method or on a straight-line basis. For lessors, the guidance requires the separation of lease and non-lease components for certain contracts, and redefines the scope of non-lease components to include maintenance services. When separated, non-lease components will be accounted for in accordance with Revenue from Contracts with Customers (Topic 606). The Partnership expects this guidance to impact its accounting for maintenance services provided as a component of its full-service leases. Lessors’ accounting for the lease component will remain similar to existing guidance. The guidance also requires additional qualitative and quantitative disclosures related to the nature, timing, and uncertainty of cash flows arising from leases.

In January 2020, the FASB issued Financial Instruments—Credit Losses (Topic 326) and Leases (Topic 842)—Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016‑02, Leases (Topic 842). Among other things, this guidance extended the effective date of Leases (Topic 842) for PBEs that would otherwise not meet the definition of a PBE except for the inclusion of its financial information in another entity’s filing with the SEC, such as the Partnership, to fiscal years beginning after December 15, 2020 and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted. The guidance offers a choice of modified retrospective transition methods and provides for certain practical expedients. The Partnership will adopt this guidance on January 1, 2021 using the transition method that recognizes the effects of applying Leases (Topic 842) as a cumulative-effect adjustment to Partners’ Capital as of the adoption date, and presents prior comparative periods in accordance with Leases (Topic 840). The Partnership is currently evaluating the impact of this guidance on the Consolidated Financial Statements.

Recent Accounting Pronouncements Adopted

Revenue from Contracts with Customers (Topic 606), ASU 2014‑09

In May 2014, the FASB issued comprehensive revenue recognition guidance. The core principal of the guidance, together with related, subsequently issued guidance, is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

As it relates to the Partnership’s revenue sources, other than maintenance services provided as a component of its full-service leases, the Partnership adopted this guidance on January 1, 2019 using the modified retrospective transition method for all contracts not completed as of the date of adoption. The impact of applying this standard to these revenue sources was not material to the Consolidated Financial Statements.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Partnership will continue to apply existing lease accounting guidance to the maintenance services provided as a component of its full-service leases until it adopts Leases (Topic 842) on January 1, 2021. Upon adoption of Leases (Topic 842), the Partnership expects to recognize revenue for the maintenance component as services are performed.

NOTE 3  REVENUE

Disaggregation of Revenue

The Partnership’s customer base is highly diversified and ranges from multi-national corporations to sole proprietors across many industries, and also includes individual consumers. The following table disaggregates total revenues by geographic region (in millions):

Year Ended
December 31,
2019
Geographic Regions
North America	$8,904
Other	97
Total revenues	$9,001

Contract Costs

Contract costs, excluding the impact of contracts with full-service lease and rental customers that are accounted for in accordance with Leases (Topic 840), consist of the following (in millions):

December 31,
2019

Obtainment costs	$16
Fulfillment costs	6
Total contract costs	$22

Amortization expense was $13 million for the year ended December 31, 2019.

NOTE 4  ACQUISITION

Epes Transport System, LLC (“Epes”)

On July 2, 2018, the Partnership, through a wholly-owned subsidiary, acquired all of the membership interests of Epes for cash consideration totaling $338 million, financed by the Partnership’s revolving credit facility. Epes, based in North Carolina, provides dry van truckload carrier services. The results of Epes’ operations have been included in the Consolidated Financial Statements since the acquisition date.

As of December 31, 2018, the Partnership was in the process of completing its review of the fair value of certain acquired assets, revenue earning vehicles and intangible assets, and had recorded $135 million of preliminary goodwill. In the second quarter of 2019, the Partnership completed its review and allocated amounts that were previously recorded in preliminary goodwill to certain intangible assets. These intangible assets included $23 million for the fair value of the Epes trade name (indefinite-useful life) and $22 million for customer relationships (15‑year useful life). Upon completion of the Partnership’s review, goodwill associated with the acquisition was $90 million. The goodwill is attributable to Epes complementing the Partnership’s logistic business offerings and is expected to be deductible for income tax purposes. Acquisition costs incurred by the Partnership were immaterial.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amount of Epes’ revenue and earnings included in the Consolidated Statements of Earnings and Comprehensive Income was not material for the year ended December 31, 2018.

Penske Vehicle Services, Inc. (“PVS”)

Prior to December 1, 2017, PTL owned a 16.2% interest in PVS. On that date, the Partnership acquired from Penske, PAG and unrelated third parties the remaining 83.8% interest in PVS for net cash consideration of $48 million. PVS is an automotive fleet services provider, providing customized solutions including vehicle lifecycle management, mechanical capabilities, body and paint work, low-volume production, fabrication, and vehicle event services. The Partnership accounted for the acquisition as a common control transaction. The results of PVS’ full operations have been included in the Consolidated Financial Statements since the acquisition date.  Acquisition costs incurred by the Partnership were immaterial. The amount of PVS’ revenue and earnings included in the Consolidated Statement of Earnings and Comprehensive Income as a result of the purchase of the remaining interest in PVS was not material for the year ended December 31, 2017.

Old Dominion Truck Leasing, Inc. (“Old Dominion”)

On July 14, 2017, the Partnership acquired, through a merger, all of the shares of Old Dominion for cash consideration totaling $99 million.  Old Dominion’s products and services align with the Partnership’s existing products and services including full-service leasing and rental of trucks, tractors and trailers, contract maintenance, and dedicated contract carriage. The results of Old Dominion’s operations have been included in the Consolidated Financial Statements since the acquisition date.  Acquisition costs incurred by the Partnership were immaterial. The amount of Old Dominion’s revenue and earnings included in the Consolidated Statement of Earnings and Comprehensive Income was not material for the year ended December 31, 2017.

NOTE 5  RECEIVABLES, NET

Receivables, net consists of the following (in millions):

	December 31,
	2019	2018

Customer	$893	$929
Other	77	48
Total receivables, gross	970	977
Allowance for doubtful accounts	(27)	(23)
Receivables, net	$943	$954

NOTE 6  REVENUE EARNING VEHICLES, NET

Revenue earning vehicles, net consists of the following (in millions):

	December 31,
	2019	2018

Cost	$18,165	$16,385
Accumulated depreciation	(6,261)	(5,791)
Revenue earning vehicles, net	$11,904	$10,594

Depreciation expense on revenue earning vehicles was approximately $2.1 billion, $1.9 billion, and $1.7 billion for the years ended December 31, 2019, 2018, and 2017, respectively.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management periodically reviews and adjusts, as appropriate, the residual values and useful lives of revenue earning vehicles. The residual value and useful life review in 2019, 2018, and 2017 did not have a material impact on earnings.

NOTE 7  FACILITIES AND EQUIPMENT, NET

Facilities and equipment, net consists of the following (in millions):

	December 31,
	2019	2018

Land	$343	$335
Buildings and improvements	1,029	958
Computers and equipment	1,154	1,033
Total cost	2,526	2,326
Accumulated depreciation	(1,151)	(1,053)
Facilities and equipment, net	$1,375	$1,273

Depreciation expense on facilities and equipment was $124 million, $112 million, and $95 million for the years ended December 31, 2019, 2018, and 2017, respectively.

NOTE 8  VARIABLE INTEREST ENTITY (TITLING TRUST)

The Partnership created an asset backed securitization program (“ABS Financing”) to finance certain assets. The ABS Financing provides the Partnership with an additional cost effective source of funds that can be borrowed and repaid on a revolving basis without prepayment penalties.

In accordance with the ABS Financing, the Partnership entered into a Trust Agreement with U.S. Bank Trust National Association (the “Trust Agreement”) which formed Penske Leasing and Rental Company (the “Titling Trust”). The Titling Trust acquires, either directly or through assignment, the assets as designated in the Trust Agreement, including leased vehicles and all proceeds thereof.

The Partnership is the primary beneficiary of the Titling Trust and holds the variable interest which includes equity interest in the Titling Trust. There are no significant variable interests that would absorb losses prior to the Partnership or that hold variable interests that exceed those of the Partnership.

For certain vehicles within the Titling Trust, the Partnership has a special unit of beneficial interest (“SUBI Assets”). The SUBI Assets are revenue earning vehicles that provide collateral for the ABS Notes issued by PTL Funding LLC, a Partnership subsidiary (see Note 11). The SUBI Assets have a net recorded value of approximately $1.7 billion and $2.1 billion as of December 31, 2019 and 2018, respectively. For all other assets within the Titling Trust, the Partnership has an exclusive undivided beneficial interest.

The Partnership consolidates the Titling Trust which includes, on a net basis, approximately $10.8 billion and $9.5 billion of “Revenue earning vehicles, net”, and service vehicles of $81 million and $75 million recorded within “Facilities and equipment, net” on the Consolidated Balance Sheets as of December 31, 2019 and 2018, respectively. Assets recognized as a result of consolidating the Titling Trust do not represent additional assets that could be used to satisfy claims against the Partnership’s general assets. Conversely, liabilities recognized as a result of consolidating the Titling Trust do not represent additional claims on the Partnership’s general assets; rather they represent claims against the specific assets of the Titling Trust.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9  INTANGIBLES, NET

Intangibles, net consists of the following (in millions):

	December 31,	December 31,
	2019	2018

Indefinite lived intangible asset – trade name	$23	$-
Finite lived intangible assets:
Customer relationships	44	22
Accumulated amortization	(8)	(5)
Total finite lived intangible assets	36	17

Foreign currency translation adjustment	(1)	-
Intangibles, net	$58	$17

Customer relationships are amortized on a straight-line basis over their estimated useful life. The remaining weighted average useful life of customer relationships was 12 years as of December 31, 2019. Amortization expense was immaterial for the years ended December 31, 2019, 2018, and 2017 and is expected to be immaterial for each year from 2020 – 2024. See Note 4 for additional information regarding acquired intangible assets.

NOTE 10  GOODWILL

The changes in the carrying amount of goodwill were as follows (in millions):

	December 31,
	2019	2018

Balance as of beginning of year	$1,149	$1,021
Preliminary amount from the Epes acquisition	-	135
Adjustment to finalize amount from the Epes acquisition	(45)	-
Other	3	(7)
Balance as of end of year	$1,107	$1,149

See Note 4 for additional information regarding goodwill from the Epes acquisition.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11  FINANCING ACTIVITES

Debt

Debt consists of the following (in millions):

		December 31,
		2019		2018
			Weighted		Weighted
			Average		Average
	Maturities	Amount	Stated Rate	Amount	Stated Rate

Senior unsecured notes	2020‑2029	$10,236	3.61%	$8,217	3.59%
ABS Notes	2020‑2026	1,159	2.58%	1,599	3.32%
Revolving credit facility	2023	133	3.95%	623	3.67%
Other	2020‑2023	38	3.64%	30	4.79%
Total debt before adjustments		11,566		10,469
Debt discounts and issuance costs		(61)		(53)
Total debt		11,505		10,416
Less: Short-term debt and current portion of long-term debt		157		824
Total long-term debt, noncurrent		$11,348		$9,592

As of December 31, 2019, maturities of debt, excluding amortization of debt discounts and issuance costs were as follows (in millions):

Debt
2020	$159
2021	1,515
2022	2,304
2023	3,113
2024	1,936
Thereafter	2,539
Total	$11,566

The fair value of the Partnership’s total debt was estimated to be approximately $11.9 billion as of December 31, 2019. The fair value of the Partnership’s senior unsecured notes was estimated, using Level 2 inputs, to be approximately $10.6 billion as of December 31, 2019. The outstanding balances of the revolving credit facility and the ABS Notes approximate fair value due to the variable interest rates associated with these types of instruments.

Senior unsecured notes - In September 2019, Penske Truck Leasing Canada Inc.,  a consolidated subsidiary of the Partnership,  issued $135 million CAD of 2.70% Senior Notes due 2024. These senior unsecured notes were equivalent to $102 million at the date of issuance. In September 2019, the Partnership and PTL Finance Corporation, a subsidiary of the Partnership (“PTL Finance”), co-issued $500 million of 2.700% Senior Notes due 2024 and $300 million of 3.350% Senior Notes due 2029. In May 2019, the Partnership and PTL Finance co-issued $700 million of 3.450% Senior Notes due 2024. In January 2019, the Partnership and PTL Finance co-

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

issued $500 million of 3.650% Senior Notes due 2021 and $400 million of 4.450% Senior Notes due 2026. Proceeds from the issuances were used to refinance existing indebtedness and for general corporate purposes.

In June 2019, the Partnership repaid, upon maturity, $500 million of 2.500% Senior Notes. In January 2020, the Partnership repaid, upon maturity, $500 million of 3.050% Senior Notes.

All of the outstanding senior notes are unsecured general obligations of the Partnership, with interest payable semi-annually.

ABS Notes - PTL Funding LLC, a consolidated subsidiary of the Partnership, maintains a revolving asset-backed securitization facility (“ABS Facility”). On a consolidated basis, the ABS Facility provides the Partnership with access to a specified level of liquidity, through the issuance of ABS Notes, to finance the purchase of tractors, trucks and trailers utilized in the Partnership’s full-service leasing business. The ABS Notes accrue interest at a variable rate and are secured by a pool of closed-end operating leases of tractors, trucks and trailers and the related leased vehicles held by the Titling Trust. Funds for repayment of the ABS Notes are derived from the cash flows generated by the leases and the liquidation of the related leased vehicles held in the Titling Trust. See Note 8  for additional information regarding the Titling Trust.

In May 2019, the ABS Facility was amended to extend the existing commitments’ expiration date from July 2019 to October 2019. In October 2019, the ABS facility was further amended to increase liquidity, on a consolidated basis, from $1.6 billion to $1.7 billion and to extend the existing commitments’ expiration date to October 2020. If the commitments are not extended each year, the issuance of future ABS Notes will not be permitted and amounts outstanding at the ABS Facility’s expiration date will be repaid over the life of the underlying leases.  As of December 31, 2019 the underlying leases expire at various dates through 2026.

The ABS Facility contains customary events of default and rapid amortization events for a facility of this type, including servicer replacement events. Upon the occurrence of an event of default, collections with respect to the assets backing the ABS Notes, including liquidation proceeds of leased vehicles, would be applied towards the repayment of principal on the ABS Notes and would therefore not be available for reinvestment in the Partnership’s vehicle fleet or for other purposes.

Through the ABS Facility, the Partnership recognizes a commitment fee that is based upon the percentage of unused availability.

The ABS Facility requires PTL Funding LLC to purchase and maintain an interest rate derivative that caps the underlying LIBOR index at 2.5%. PTL Funding LLC had an interest rate cap derivative with a notional amount of approximately  $1.4 billion and $1.7 billion as of December 31, 2019 and 2018, respectively. The Partnership issued a separate offsetting interest rate cap derivative with similar terms to the same counterparty to maintain the interest rate variability of the ABS Notes on a consolidated basis.

The fair value of both interest rate cap agreements was estimated, using Level 2 inputs, to be immaterial and $5 million as of December 31, 2019 and 2018, respectively. The interest rate cap agreements are recorded in “Other assets” and “Other liabilities” on the Consolidated Balance Sheets.

The Partnership did not designate either interest rate cap agreement for hedge accounting treatment. Periodic changes in the fair value of the interest rate cap agreements are recognized in earnings in the period that the changes occur. Because the interest rate cap agreements have similar terms, there is no net impact to earnings due to periodic changes in fair value.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Revolving credit facility - The Partnership has an unsecured syndicated revolving credit facility (the “Bank Revolver”) which provides for borrowings up to $1.25 billion, including up to $300 million for letters of credit (additional information about the letters of credit is provided in the Letters of Credit section below). The Bank Revolver also provides the Partnership with the right to increase the size of the facility by up to an additional $500 million, if the Partnership identifies lenders that are willing to provide additional commitments. The Bank Revolver is used primarily to finance working capital and for general corporate purposes. It allows the Partnership and certain specified subsidiaries to borrow in U.S. dollars and other foreign currencies.

Borrowings bear interest at variable rates that are based on LIBOR, prime, federal funds, or local equivalent rates, plus a margin that varies according to the Partnership’s credit ratings. Interest is payable quarterly, unless a borrowing has been designated to have a different interest period, in which case interest is payable at the end of the interest period for the applicable borrowing. The Bank Revolver provides for facility fees that range from 9 basis points to 25 basis points (15 basis points as of December 31, 2019), depending on the Partnership’s credit rating. The facility matures in June 2023.  The Partnership has the right to prepay or repay borrowings, in whole or in part, at any time, subject to certain fees. The unused capacity under the Bank Revolver was approximately $1.1  billion as of December 31, 2019.

The Bank Revolver contains standard representations and warranties, events of default and certain affirmative and negative covenants. In order to maintain availability of funding, the Partnership is subject to certain financial ratios, each as defined in the Bank Revolver agreement including a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. As of December 31, 2019, both of these ratios have been met.

Debt classification - The ABS Facility and Bank Revolver provide liquidity that enables the Partnership to refinance short-term obligations on a long-term basis.  As of December 31, 2019, the Partnership had the intent and ability to refinance, on a long-term basis, approximately $1.4 billion of debt. This debt includes senior unsecured notes, ABS Facility borrowings, and certain term loans that mature within the next year. The Partnership’s conclusion regarding its ability to refinance on a long-term basis included an evaluation of its future capital needs. In January 2020, $500 million of 3.050% Senior Notes matured. The Partnership used these facilities to refinance this debt.

Letters of Credit

Certain insurance arrangements and other obligations of the Partnership require the issuance of letters of credit. The Partnership had letters of credit outstanding under the Bank Revolver in the amount of $7  million as of December 31, 2019 and 2018. In addition to the letters of credit under the Bank Revolver, the Partnership had other letters of credit outstanding in the amount of $164 million and $149 million as of December 31, 2019 and 2018, respectively.

Distributions

In accordance with the partnership agreement, the Partnership is required to make quarterly distributions to its partners by no later than 45 days after the end of each of the first three quarters and by April 15th of the following year for the fourth quarter, representing 50% of the Partnership’s net earnings for the subject year.  During 2019, 2018, and 2017, the Partnership made distributions of $249 million, $219 million, and $198 million, respectively.

The Partnership may make pro rata distributions above the required amounts, provided its consolidated debt to equity ratio is equal to or less than 3.0 to 1.0 on a pro forma basis, distributions do not exceed 80% of the Partnership’s net earnings for the subject year, and majority approval of the Partnership’s advisory committee is obtained. As of December 31, 2019, the debt to equity ratio has not been met to allow such distributions.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12  LEASES

Operating Leases as Lessee

As of December 31, 2019, future minimum lease payments under non-cancelable leases were as follows (in millions):

Lessee
2020	$114
2021	94
2022	77
2023	58
2024	52
Thereafter	176
Total	$571

Total rental expense (including contingent rentals) was  $151 million, $130 million, and $108 million for the years ended December 31, 2019, 2018, and 2017, respectively.

Future Minimum Lease Payments as Lessor

The Partnership leases revenue earning vehicles to customers primarily for periods of four to ten years. Estimated future minimum lease payments do not include contingent rent, which may be received under certain leases on the basis of miles of use. Contingent rent from operating leases included in revenue was  $454 million, $418 million, and $410 million for the years ended December 31, 2019, 2018, and 2017, respectively. Actual lease payments may vary from the estimated amounts as customers have limited contractual rights to amend, cancel or renew lease contracts.

As of December 31, 2019, future minimum lease payments, assuming the leases are in effect for their full contracted terms, were as follows (in millions):

Lessor
2020	$2,314
2021	1,964
2022	1,559
2023	1,182
2024	816
Thereafter	640
Total	$8,475

NOTE 13  EMPLOYEE BENEFIT PLANS

Substantially all employees are covered by employee benefit plans that provide monthly payments or lump sum distributions to eligible retirees. The various plans are discussed below.

Defined Contribution Plans

Certain employees of the Partnership are covered by defined contribution plans. These plans provide for the Partnership to make fixed and matching contributions based on certain percentages of payroll for eligible employees. The Partnership’s expense related to these plans was $34 million, $28 million, and $26 million for the years ended December 31, 2019, 2018, and 2017, respectively.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Defined Benefit Pension Plans

Certain employees of the Partnership are covered by defined benefit pension plans that provide benefits based upon years of credited service, levels of pre-retirement earnings, and Social Security-covered compensation. Pension costs are actuarially determined and it is the Partnership’s policy to make contributions to these plans to meet funding levels required by law. The Partnership’s required contributions to its defined benefit pension plans in 2020 are expected to be immaterial. The Partnership may elect to contribute additional amounts in excess of minimum funding requirements.

Obligations and Funded Status

The following sets forth the benefit obligations, plan assets and the funded status of the Partnership’s defined benefit pension plans (in millions):

	December 31,
	2019	2018
Change in Benefit Obligation
Benefit obligation at beginning of year	$500	$505
Service cost	34	30
Interest cost	20	18
Actuarial loss/(gain) and other	38	(16)
Benefits paid	(38)	(33)
Administrative expenses	(4)	(4)
Benefit obligation at end of year	550	500

Change in Plan Assets
Fair value of plan assets at beginning of year	402	396
Actual return on plan assets	102	(23)
Employer contributions	46	66
Benefits paid	(38)	(33)
Administrative expenses	(4)	(4)
Fair value of plan assets at end of year	508	402

Funded status	$(42)	$(98)

Net actuarial loss recognized in accumulated other comprehensive loss	$113	$158

Accumulated benefit obligation for all defined benefit pension plans	$532	$487

The funded status of the defined benefit pension plans is recorded within “Other liabilities” on the Consolidated Balance Sheets

Information for pension plans with an accumulated benefit obligation in excess of plan assets is provided in the table below (in millions):

	December 31,
	2019	2018

Accumulated benefit obligations	$528	$484
Projected benefit obligation	$546	$496
Fair value of plan assets	$503	$398

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31,
	2019	2018
Weighted average assumptions used to determine benefit obligation:
Discount rate	3.24%	4.23%
Rate of compensation increase	3.50%	3.50%

Net Periodic Benefit Cost

The components of net periodic benefit cost were as follows (in millions):

	Years Ended December 31,
	2019	2018	2017
Service cost	$34	$30	$28
Interest cost	20	18	18
Expected return on plan assets	(30)	(32)	(28)
Amortization of net actuarial loss	13	10	11
Net periodic benefit cost	$37	$26	$29

The service cost component of net periodic benefit cost is recorded in various line items on the Consolidated Statements of Earnings and Comprehensive Income in the same manner as other employee compensation costs. The other components of net periodic benefit cost are recorded in “Selling, general and administrative expenses” for the years ended December 31, 2019 and 2018 and were immaterial, on a net basis, for the year ended December 31, 2017.

	December 31,
	2019	2018	2017
Weighted average assumptions used to determine net periodic benefit cost:
Discount rate	4.23%	3.58%	3.98%
Expected long-term rate of return	7.99%	7.99%	7.98%
Rate of compensation increase	3.50%	3.50%	3.50%

The expected long-term rate of return is based upon historical results from a similar portfolio.

The estimated amount of net actuarial losses to be amortized by the Partnership from accumulated other comprehensive loss into net periodic benefit cost in 2020 is $7 million.

Plan Assets

The investment objectives of the plans are to balance risk and the volatility of pension assets and generate a total annualized rate of return on plan assets that is in excess of the growth rate of plan liabilities, thereby minimizing future cash contributions.

The investment strategy of the plans considers investment risk and its potential impact on corporate finance and plan performance, and also considers diversification of assets over a reasonable range of potential investment vehicles. Investment managers are strictly prohibited from using derivative instruments that create or add leverage to an existing security position without prior written approval. The weighted-average target asset allocation is: 74% equity securities, 24% fixed income securities and 2% money market funds. These targets may range by plus or minus 7%, 5% and 2%, respectively, and may be changed as necessary.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the fair value of major categories of pension plan assets and the level of inputs used to measure fair value (in millions). There were no Level 3 fair value measurements in either period.

	Fair Value Measurements at December 31, 2019
Asset Category	Total	Level 1	Level 2

Money Market Fund	$3	$-	$3
Equity Funds:
Small-Cap Equity Fund	31	31	-
U.S. Equity Fund	261	261	-
International Equity Fund	75	75	-
S&P 500 Equity Index Collective Trust Fund	20	-	20
Fixed Income Funds:
Income Fund	106	106	-
Short Term Government Index Collective Trust Fund	12	-	12
Total	$508	$473	$35

	Fair Value Measurements at December 31, 2018
Asset Category	Total	Level 1	Level 2

Money Market Fund	$1	$-	$1
Equity Funds:
Small-Cap Equity Fund	24	24	-
U.S. Equity Fund	210	210	-
International Equity Fund	57	57	-
S&P 500 Equity Index Collective Trust Fund	18	-	18
Fixed Income Funds:
Income Fund	80	80	-
Short Term Government Index Collective Trust Fund	12	-	12
Total	$402	$371	$31

The following is a description of the valuation methodologies used for pension assets as well as the level of input used to measure fair value:

Equity funds - These investments include equity funds and a common collective trust that tracks the S&P 500 Equity Index. Fair values for the equity funds, excluding the S&P 500 Equity Index Collective Trust Fund, were based on quoted prices for identical securities in active markets and were therefore classified within Level 1 of the fair value hierarchy. The S&P 500 Equity Index Collective Trust Fund was valued at the unit prices established by the fund’s sponsor based on the fair value of the assets underlying the fund. Since the units of the fund are not actively traded, the fair value measurements have been classified within Level 2 of the fair value hierarchy.

Fixed income funds -  These investments include an income fund that invests primarily in investment-grade debt securities (such as mortgage backed securities, corporate bonds, U.S. Government securities and money market instruments) and a common collective trust that tracks the Barclays 1‑3 Year Government Index (primarily fixed income securities of the U.S. Government). Fair value for the income fund was based on quoted prices for identical securities in active markets and was therefore classified within Level 1 of the fair value hierarchy. The Short Term Government Index Collective Trust Fund was valued at the unit prices established by the fund’s sponsor based on the fair value of the assets underlying the fund. Since the units of

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the fund are not actively traded, the fair value measurements have been classified within Level 2 of the fair value hierarchy.

As of December 31, 2019, the plans’ expected pension benefits to be paid in the next five years and in the aggregate for the five years after are as follows (in millions):

Expected Benefits to be Paid
2020	$35
2021	37
2022	38
2023	39
2024	41
2025 to 2029	276

Multiemployer Pension Plans

The Partnership contributes to various multiemployer pension plans pursuant to collective bargaining agreements. The Partnership recognizes as net pension cost contractually‑required plan contributions for the period. The risks of participating in multiemployer pension plans are different from single-employer pension plans in the following aspects:

(1)	Assets contributed to a multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.
(2)	If a participating employer stops contributing to a multiemployer plan, the unfunded obligations of the plan may be borne by the remaining participating employers.
(3)	If a participating employer stops participating in a multiemployer plan, the employer may be required to pay the plan an amount based on certain factors, referred to as a withdrawal liability.

The Partnership’s participation in these plans is outlined in the following table (in millions). The most recent Pension Protection Act zone status available in 2019 and 2018 is for the plan year ended 2018 and 2017, respectively. The zone status is based on information that the Partnership received from the plan and is certified

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

by each plan’s actuary. Among other factors, plans in the red zone are less than 65% funded, plans in the yellow zone are between 65% and 80% funded, and plans in the green zone are at least 80% funded.

	EIN and Plan	Pension Protection Act Zone Status		FIP/RP Status Pending/	Partnership Contributions			Surcharge	Expiration date of Collective Bargaining
Plan Name	Number	2019	2018	Implemented	2019	2018	2017	Imposed	Agreement(s)

Automobile Mechanics’ Local No. 701 Union Pension Fund	36‑6042061	Yellow	Yellow	Implemented	$2	$1	$1	Yes	10/31/2020

Automotive Industries Pension Plan (1)	94‑1133245	N/A	N/A	N/A	1	1	1	N/A	N/A

Automotive Machinists Pension Plan (1)	91‑6123687	N/A	N/A	N/A	-	2	3	N/A	N/A

Central States, Southeast & Southwest Areas Pension Plan	36‑6044243	Red	Red	Implemented	6	6	5	Yes	11/19/2019 to 4/30/2022

IAM National Pension Fund	51‑6031295	Red	Green	Implemented	6	6	5	No	4/30/2020 to 5/28/2023

I.A. of M. Motor City Pension Fund (1)	38‑6237143	N/A	N/A	N/A	-	-	1	N/A	N/A

Local 272 Labor-Management Pension Fund	13‑5673836	Green	Green	N/A	1	1	-	No	1/31/2020 to 8/15/2020

Western Conference of Teamsters Pension Plan	91‑6145047	Green	Green	N/A	10	9	7	No	9/30/2020 to 1/12/2024

Other Plans					2	2	3
Total					$28	$28	$26

(1)	The Partnership withdrew from these plans during the year ended December 31, 2019 or 2018. See below for additional information.

Certain plans to which the Partnership contributes are under-funded. The Partnership continues to evaluate its potential exposure to these under-funded plans. The under-funded amounts are not a direct liability of the Partnership. However, the Partnership may negotiate certain agreements related to under-funded plans and record a liability in connection with such negotiations if losses are probable and amounts can be reasonably estimated.

Multiemployer Pension Plan Withdrawals

During 2019 and 2018, the Partnership withdrew from several multiemployer pension plans. The employees that previously participated in these plans now participate in a defined contribution plan. When the Partnership withdraws from a plan, the Partnership records an estimated withdrawal liability, payable to the respective plan, and a corresponding asset that is amortized over the relevant employees’ expected future service period. The Partnership may begin making payments prior to a final settlement. The weighted average expected remaining

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

future service period was 22 years as of December 31, 2019. Amortization expense was immaterial for the years ended December 31, 2019 and 2018. Additional information as of December 31 (in millions):

Multiemployer		Asset		Liability		Estimated Settlement
Pension Plan	Withdrawal Date	2019	2018	2019	2018	Range

I.A. of M. Motor City Pension Fund (1)	May 2018	$10	$11	$-	$-	$-
Automotive Machinists Pension Plan (2)	July 2018	30	30	30	30	32 - 36
Automotive Industries Pension Plan (2)	November 2019	7	-	7	-	7 - 12
Other Plans (2)	Various 2019	2	-	2	-	2 - 3
Total		$49	$41	$39	$30	$41 - 51

(1)	The withdrawal liability was fully paid during the year ended December 31, 2018.
(2)	The withdrawal liability was unsettled as of December 31, 2019.

NOTE 14  SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information was as follows (in millions):

	Years Ended December 31,
	2019	2018	2017

Interest paid	$371	$328	$290
Income taxes paid	$7	$8	$14
Purchases of revenue earning vehicles in accounts payable	$68	$72	$49
Sales of revenue earning vehicles in receivables, net	$26	$3	$2
Non-cash activity associated with PVS acquisition	$-	$-	$39

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15  INCOME TAXES

Components of earnings before income taxes and net equity (earnings) losses of unconsolidated entities and total income tax expense are presented below (in millions):

	Years Ended December 31,
	2019	2018	2017

Earnings before income taxes and net equity (earnings) losses of unconsolidated entities:
U.S.	$473	$428	$386
Foreign	25	32	37
Total earnings before income taxes and net equity (earnings) losses of unconsolidated entities	$498	$460	$423

Current income tax expense:
Foreign	$10	$6	$6
Federal	1	-	-
State and local	1	2	1
Total current income tax expense	12	8	7

Deferred income tax expense:
Foreign	-	5	7
State and local	1	-	-
Total deferred income tax expense	1	5	7

Total income tax expense	$13	$13	$14

The reconciliation of the U.S. federal statutory income tax rate to actual income tax rates is as follows:

	Years Ended December 31,
	2019	2018	2017

U.S. federal statutory rate	21.0%	21.0%	35.0%
Income passed through to partners	(19.3)	(19.1)	(31.7)
Tax rate and permanent differences on non-U.S. earnings	0.8	1.0	0.1
Change in valuation allowances	-	(0.1)	(0.1)
Effective tax rate	2.5%	2.8%	3.3%

The components of major deferred income tax assets (liabilities) are as follows (in millions):

	December 31,
	2019	2018

Financial reporting accruals of costs not yet deducted for tax purposes	$17	$17
Net operating loss carryforwards and other tax attributes (expire in 2020 through 2039)	15	17
Financial reporting basis net book value of fixed assets in excess of tax basis	(81)	(74)
Valuation allowance reducing deferred income tax assets to estimated realizable value	(5)	(8)
Other	(3)	(7)
Net deferred income tax liability(1)	$(57)	$(55)

(1)	Deferred tax assets of $14 million and $11 million have been included in “Other assets” on the Consolidated Balance Sheets as of December 31, 2019 and 2018, respectively.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Undistributed earnings as reflected in the financial statements of the Partnership’s foreign subsidiaries were $321 million as of December 31, 2019. Those earnings are considered to be permanently reinvested. Upon distribution of those earnings in the form of dividends or otherwise, the partners would be subject to U.S. income taxes (and any related adjustments for the dividend received deduction and foreign tax credits). Withholding taxes of approximately $10 million would be payable upon remittance of all previously undistributed earnings as of December 31, 2019.

The majority of net operating loss carryforwards included in the table above relate to taxable foreign subsidiaries with gross tax loss carryforwards of approximately $46 million as of December 31, 2019.

Management anticipates that future operating income and the reversal pattern of its temporary differences will, more likely than not, be sufficient to realize a net deferred tax asset of $27 million as of December 31, 2019.

It is management’s opinion that the Partnership has appropriate support for income tax positions taken and to be taken on its tax returns and that the Partnership’s accruals for tax liabilities are adequate for all open years based on an assessment of many factors including past experience and interpretations of law applied to the facts of each matter. No accrued interest or penalties have been recognized as of December 31, 2019 or 2018.

There are no material unrecognized tax benefits as of December 31, 2019 or 2018.

Tax returns filed in previous years are subject to audit by various federal, state and international taxing authorities and as a result of such audits, additional tax assessments may be proposed. The following years remain open to income tax examination for each of the more significant jurisdictions where the Partnership is subject to income taxes directly: tax years after 2011 remain open to Canadian income tax examination; tax years after 2009 remain open to Mexican income tax examination; and tax years after 2013 remain open to Dutch income tax examination.

NOTE 16  ACCUMULATED OTHER COMPREHENSIVE LOSS

Changes in accumulated other comprehensive loss (“AOCL”) by component and the reclassifications from AOCL during the years ended December 31, 2019, 2018, and 2017 were as follows (in millions):

	Foreign Currency Translation Adjustments	Defined Benefit Plans	Unrealized Gains on Available for Sale Securities	Accumulated Other Comprehensive Loss

January 1, 2017	$(94)	$(149)	$2	$(241)
Reclassification from AOCL	-	11	-	11
Current period change	22	7	-	29
December 31, 2017	(72)	(131)	2	(201)
Reclassification from AOCL	-	10	-	10
Current period change	(21)	(37)	-	(58)
Cumulative-effect adjustment, adoption of ASU 2016‑01	-	-	(2)	(2)
December 31, 2018	(93)	(158)	-	(251)
Reclassification from AOCL	-	13	-	13
Current period change	9	32	-	41
December 31, 2019	$(84)	$(113)	$-	$(197)

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The reclassification component of AOCL for the defined benefit plans is included in the computation of net periodic benefit cost. See Note 13 for additional information.

NOTE 17  SELF-INSURANCE ACCRUALS

The Partnership retains a portion of accident risk under various insurance programs, including auto liability, general liability, and workers’ compensation. The Partnership’s risk of loss, on a per occurrence basis, related to these programs is limited to $5 million for auto liability and $2.5 million for both general liability and workers’ compensation. The Partnership’s insurance accruals are evaluated with the assistance of an independent third-party administrator, and include an estimate of claims incurred but not reported and developments in reported claims.

The accruals are classified as follows on the Consolidated Balance Sheets as of December 31 (in millions):

	Auto Liability and General Liability		Workers’ Compensation
	2019	2018	2019	2018

Accrued expenses and other current liabilities	$36	$30	$26	$24
Other liabilities	61	58	72	64
Total	$97	$88	$98	$88

NOTE 18  LEGAL AND ENVIRONMENTAL MATTERS

Legal Matters

The Partnership is involved in various investigations, lawsuits, claims, and other legal proceedings incidental to the conduct of the Partnership’s business, some of which involve matters seeking class action status. It is management’s opinion that significant defenses exist and that the ultimate resolution of any legal matters will not have a materially adverse effect on the Consolidated Financial Statements.

Environmental Matters

The Partnership’s operations involve storing and dispensing petroleum products, primarily diesel fuel. The Partnership is involved in various stages of investigation, cleanup, and tank replacement in order to comply with environmental regulations pursuant to the Federal Resource Conservation and Recovery Act. The Partnership records a liability when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. The carrying amount of the Partnership’s environmental liabilities was immaterial as of December 31, 2019 and 2018. Environmental expenses recorded during the years ended December 31, 2019, 2018 and 2017 were also immaterial.

The ultimate cost of the Partnership’s environmental liabilities cannot presently be reasonably estimated due to the presence of several unknown factors, primarily the level of contamination, the effectiveness of selected remediation methods, the stage of investigation at individual sites, the determination of the Partnership’s liability in proportion to other responsible parties, and the recoverability of such costs from third parties. Based on information presently available, the Partnership believes that the ultimate disposition of these matters will not have a materially adverse effect on the Partnership’s consolidated financial condition, liquidity, or the results of operations in any one year.

PENSKE TRUCK LEASING CO., L.P.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19  RELATED PARTY TRANSACTIONS AND BALANCES

The Partnership leases revenue earning vehicles and provides other services to Penske and its affiliates, including Penske Automotive Group, Inc., (collectively, “Penske Affiliates”) which resulted in receipts of  $10 million, $8 million, and $5 million for the years ended December 31, 2019, 2018, and 2017, respectively. Receivables from Penske Affiliates were $1 million as of December 31, 2019 and 2018. Additionally, the Partnership made payments to Penske Affiliates primarily for the purchase of vehicles, component parts, and other operating expenses of $131 million, $151 million, and $148 million for the years ended December 31, 2019, 2018, and 2017, respectively. Amounts payable to Penske Affiliates were $1 million and $3 million as of December 31, 2019 and 2018, respectively.

The Partnership licenses the right to use the “Penske” trade name and trademarks from Penske System, Inc., a subsidiary of Penske. Payments under this agreement were $44 million, $37 million, and $31 million for the years ended December 31, 2019, 2018, and 2017, respectively. Amounts payable under this agreement were $11 million as of December 31, 2019 and 2018. The license fees are included in “Selling, general and administrative expenses” on the Consolidated Statements of Earnings and Comprehensive Income.

The Partnership provides certain logistic services to a subsidiary of Mitsui & Co., Ltd. which resulted in receipts of $2 million for the year ended December 31, 2019.

In September 2017, GE sold its remaining interest in the Partnership; see Note 1 for additional information. Prior to the sale, the Partnership leased revenue earning vehicles and provided other services to GE and its affiliates. These transactions were related party transactions that resulted in receipts of $17 million for the year ended December 31, 2017. Additionally, the Partnership made payments to GE and its affiliates, primarily for operating expenses incurred prior to the sale, of $2 million for the year ended December 31, 2017.

See Note 4 for a discussion of the Partnership’s December 2017 acquisition of PVS.

NOTE 20  SUBSEQUENT EVENTS

The Partnership has evaluated subsequent events through February 21, 2020, which is the date these financial statements were issued. Subsequent events are disclosed throughout the Consolidated Financial Statements.